Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-225949

Retail Securitization September 2018

Free Writing Prospectus Registration Statement No. 333-225949 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-888-603-5847. Retail Securitization

Ford Credit’s Syndicate 2.0 Process Developed in 2012 based on the idea that the syndication process for benchmark ABS transactions should be practical and efficient Value Proposition For Investors Authentic price indications (e.g., no whispers, less frequent testing) Transparency on size Books go subject earlier Subject to credit orders protected in allocations On Thursday, investors are notified that the deal is coming and are provided with the offering documents and marketing materials as well as an overview of the syndicate process Deal announces 8:00 am Monday without whisper pricing; orders taken once books open with price guidance at 11:00 am Each class is taken subject 15-30 minutes after it is 1x subscribed with firm orders (due to STC* and after subject message orders, classes could finish over 1x) Favorable allocations go to investors placing orders (both firm and STC*) prior to the subject message It is less common to “test” classes tighter because guidance is set at pricing expectations For FordREV and FORDF, Ford occasionally soft sounds key investors to assess interest *STC = Subject to credit How It Works Source: IFR Markets as of July 31, 2018

Overview Ford Credit has been originating retail installment sales contracts since 1959 and has been securitizing its retail contracts since 1988 Ford Credit has had an active publicly registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 75 transactions under this program Ford Credit offers retail asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s strategy – we securitize what we originate Structural elements have remained consistent – similar structure in place for over 15 years Retail Securitization

Retail Securitization Business Update Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles Changes in origination volumes generally reflect the changes in Ford’s sales and Ford Credit’s financing share Changes in financing share are primarily driven by the availability and type of Ford-sponsored marketing programs Number of Receivables Originated (000) Avg. # of Contracts Outstanding (000) Financing Share* Retail Installment and Lease 1,866 1,896 2,005 2,106 2,145 2,136 2,186 * Retail Installment and lease share of Ford retail sales (excludes fleet sales) 765 839 899 719 705 305 360 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD 56% 63% 65% 56% 55% 54% 59% 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD

Portfolio Credit Metrics Retail Securitization Weighted Average FICO at Origination Repossessions as a % of the Average Number of Contracts Outstanding Based on year of origination Net Losses as a % of the Average Portfolio Outstanding Average Net Loss on Charged-Off Contracts 734 736 736 734 741 734 739 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD 1.37% 1.22% 1.12% 1.21% 1.29% 1.26% 1.29% 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD $2,798 $3,292 $4,445 $6,245 $6,640 $6,294 $5,716 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD 0.33% 0.33% 0.38% 0.54% 0.61% 0.56% 0.50% 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD

Securitization Pool Metrics Retail Securitization Weighted Average FICO Weighted Average Payment-to-Income New / Used Car / Light Truck / Utility * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize 710 715 720 725 730 735 740 745 7.5% 7.7% 7.9% 8.1% 8.3% 8.5% 8.7% 8.9% 9.1% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% New Used 0% 20% 40% 60% 80% 100% Car Light Truck Utility Other*

Securitization Pool Metrics Retail Securitization % Subvened-APR Receivables % of Contracts > 60 Month Original Term Weighted Average Loan-to-Value (LTV) Commentary Ford marketing programs, with subvened rates as low as 0% for 72 months, have influenced the composition of the most recent pools Subvened APR receivables increased through 2016 but have fallen since 2017 Increased mix of contracts with original term > 60 months Higher LTV, reflecting higher mix of subvened APR receivables in 2016 and began to decrease in 2017 35% 40% 45% 50% 55% 60% 65% 70% 0% 20% 40% 60% 80% 100% 80% 85% 90% 95% 100%

Structure Overview Retail Securitization Class A Notes ("AAA") 95.00% Class B Notes ("AA") 3.00% Class C Notes ("A") 2.00% Reserve Account 0.25% Excess Spread Initial Overcollateralization 0.00% % of Initial Securitization Value Total Class A Hard CE 5.25% Credit enhancement in our retail securitization programs includes: Subordination of junior notes Cash reserve Excess spread (used to build target overcollateralization) Senior / subordinate, sequential pay structure Target OC = Sum of: 1. YSOC 2. 2.0% of initial adjusted pool balance 3. 1.5% of current pool balance less reserve

Retail Securitization

U.S. Retail Pool Performance: Cumulative Net Losses


2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Loss Ratio
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60
Months Since Settlement
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A
13-B
13-C
13-D
14-A
14-B
14-C
15-A
15-B
15-C
16-A
16-B
16-C
17-A
17-B
17-C
18-A

16 Years Of Consistent Performance Through Multiple Cycles

10 | FORD CREDIT

Retail Origination and Servicing Strategies

Originations Strategy Origination Process Ford Credit’s origination process is judgment-based, using well-established purchase guidelines and control processes – not governed by strict limits Ford Credit’s origination process is supported by a proprietary system Analyzes a number of factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications and proposed financing terms electronically to Ford Credit Ford Credit obtains a credit report for the applicant and any co-applicant Ford Credit uses its proprietary origination system to complete compliance and other checks, including fraud alerts, ID variation, or to identify if the applicant is a current or former customer Ford Credit’s origination process is supported by a proprietary scoring model and electronic decisioning Ford Credit communicates credit decisions electronically to dealers

Originations Strategy Origination Scoring Models Ford Credit classifies credit applications to determine which origination scoring model will be used. Classifications are: Applicant type (individual, business entity) Credit profile (high FICO®, low FICO) Vehicle type (new vehicle, used vehicle) Ford Credit's proprietary origination scoring models assess the creditworthiness of the applicant using the information in the credit application, information in the credit bureau report and other information. Examples include: Financing product (retail, lease) Contract characteristics (loan-to-value, lease-to-value, term, payment) Other factors (payment-to-income, employment history, capacity to pay, financial stability) Output of the origination scoring models is a proprietary risk score referred to as Probability of Payment The origination scoring models build on the predictive power of credit bureau, credit application data and contract characteristics Updated in real time throughout the evaluation process as inputs change

Scoring Models Development and Maintenance Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of contract characteristics and performance of Ford Credit’s retail and lease portfolio database and other automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly reviews its origination scoring models to confirm the business significance and statistical predictability of the variables Origination scoring model performance review Scorecard Cycle Plan Committee review Ford Credit develops new origination scoring models on a regular cycle plan Ford Credit may make adjustments to improve the performance of the origination scoring models between development cycles to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit risk scores Modifying the weight of selected variables Launch dates for most recent redeveloped origination scoring models: Originations Strategy Scoring Models U.S. Consumer January 2018 Commercial April 2015 Commercial Line of Credit May 2017

Effective Guidelines And Processes Enable Early Detection Of Portfolio Performance Purchasing Guidelines and Control Processes Originations Strategy Ford Credit establishes purchasing standards and procedures to support consistent credit and purchase decisions Portfolio Level – Purchase quality guidelines set portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria for specific attributes of an application including affordability measures like payment-to-income and debt-to-income ratios, FICO score and contract term For less creditworthy applicants, or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit's established procedures before the decision is made Ford Credit reviews credit analysts decisions regularly to ensure they are consistent with origination standards and credit approval authority Quarterly risk management portfolio performance analysis is performed

Behavioral Scoring Models Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date These models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer account history, payment patterns, expected loss or severity and periodically updated credit bureau information* Output of the behavioral scoring models is a proprietary risk rating referred to as Probability of Default (POD) Contracts are scored monthly on their due date to get an updated POD Before a behavioral scoring model is applied, Ford Credit classifies each customer account to determine which model to use. Classifications include: Financing Product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) Servicing Strategy * Updated credit bureau data is obtained for U.S. accounts only

Scoring Models Development and Maintenance Behavioral scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Ford Credit regularly reviews the behavioral scoring models to confirm the continued business significance and statistical predictability of the variables Behavioral scoring model performance review Scorecard Cycle Plan Committee review Ford Credit develops new behavioral scoring models on a regular cycle plan Ford Credit may make adjustments to improve the performance of the behavioral scoring models between development cycles by uniformly changing the overall scores or modifying the weighting of selected variables Launch dates for most recent redeveloped behavioral scoring models: Servicing Strategy Scoring Models U.S. Consumer February 2018 Commercial February 2016

Appendix

Ford Credit’s U.S. retail auto receivables are ideally suited for securitization, including a revolving term ABS structure Consistent origination and servicing practices Consistent collateral composition Consistent loss performance Historical Cumulative Net Loss Ratio – 44 US Public Retail Transactions From 2003 To Present Weighted Average FICO® – 44 US Public Retail Transactions From 2003 to Present Appendix Ford Credit’s U.S. Retail Auto Receivables 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1 5 9 13 17 21 25 29 33 37 41 45 49 53 57 660 680 700 720 740 760 2003-A 2003-B 2004-A 2005-A 2005-B 2005-C 2006-A 2006-B 2006-C 2007-A 2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2012-C 2012-D 2013-A 2013-B 2013-C 2013-D 2014-A 2014-B 2014-C 2015-A 2015-B 2015-C 2016-A 2016-B 2016-C 2017-A 2017-B 2017-C 2018-A

Collateral Pool Comparison Appendix Retail securitization collateral characteristics are consistent across Ford Credit’s recent U.S. public retail ABS transactions Characteristic FORDO 2018-A FORDO 2017-C FORDO 2017-B FORDO 2017-A Initial Pool Balance $1.7bn $2.0bn $1.4bn $1.7bn Number of Receivables 64,956 78,146 55,385 66,537 Average Principal Balance $26,603 $25,559 $25,465 $25,821 WA FICO Score 737 739 734 736 WA Loan to value (LTV) 96.78% 97.32% 98.56% 98.16% WA Payment-to-income (PTI) 8.62% 8.63% 8.67% 8.64% Commercial Use 22.24% 19.58% 20.05% 19.54% % Original Term > 60m 57.59% 58.15% 56.98% 55.08% WA APR 3.55% 3.06% 2.71% 2.61% Subvened-APR Receivables 54.84% 59.89% 65.54% 66.33% WA Original Term 65.2 months 65.3 months 65.2 months 64.9 months WA Remaining Term 57.0 months 56.2 months 55.9 months 56.5 months WA Seasoning 8.2 months 9.1 months 9.3 months 8.4 months % New 88.34% 89.73% 89.69% 90.68% % Car 16.34% 19.76% 22.10% 22.71% % Light Truck 49.84% 46.70% 44.17% 43.68% % Utility 33.83% 33.54% 33.73% 33.61% Top 3 States 17.09% - Texas 16.53% - Texas 15.22% - Texas 15.20% - Texas 10.43% - California 9.91% - California 10.91% - California 9.64% - California 7.85% - Florida 4.02% Illinois 7.86% - Florida 7.57% - Florida

Credit Enhancement Levels Appendix Enhancement Scenario Memo: FORDO 2018-A Yield Supplement Discount Rate 7.40%

Net Loss To Receivables Ratio * Portfolio net losses: Net losses of the portfolio as a percentage of average portfolio outstanding (see Sponsor and Servicer – Delinquency, Repossession and Credit Loss Information section of the Offering Memorandum) ** 2018 values representative of Q1 and Q2 only Total Ford Credit Retail Receivables Portfolio Net Losses as % of Average Portfolio Outstanding* Appendix 1.9% 1.5% 0.9% 0.7% 0.8% 1.5% 1.5% 0.7% 0.5% 0.3% 0.3% 0.3% 0.4% 0.5% 0.6% 0.5% 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018**